EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE
Contact: Richard Kelley, Chief Financial Officer
(800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2009
Dallas, Texas, May 15, 2009 — The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the first quarter ended March 31, 2009.
For the quarter, net income was $3.0 million, or $1.94 per share, compared to net income of $1.6 million, or $1.03 per share, in 2008, on revenue of $39.7 million and $44.0 million, respectively.
Following is a comparison of results for the 2009 and 2008 quarters:
Operating Income. The operating income for the 2009 and 2008 quarters, primarily from textile products operations, was $4.8 million and $6.2 million, respectively. The decrease in revenue and operating income was principally due to a decrease in revenue from Brookwood’s commercial market segment, as well as sail cloth, flag and other customers and products affected by the current economic downturn. Sales of specialty fabric to U.S. military contractors in the 2009 first quarter of $28,394,000 were comparable to the 2008 amount of $28,158,000.
Other Income (Loss). Other income (loss) consists of equity losses from the Company’s minority investment in its Hallwood Energy L.P. affiliate, interest expense, and interest and other income.
For the 2009 and 2008 quarters other income (loss) was a loss of $61,000 and $3.2 million, respectively. The equity loss in Hallwood Energy was zero for the 2009 quarter, compared to a loss of $3.0 million in 2008. Interest expense was $72,000 and $247,000, and interest and other income was $11,000 and $18,000 in the 2009 and 2008 quarters, respectively.
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Income Tax Expense. For the 2009 first quarter, the income tax expense was $1.8 million, which included a $1.5 million non-cash deferred federal tax expense and a $243,000 state tax expense, compared to the a 2008 first quarter income tax expense of $1.5 million, which included $807,000 of non-cash deferred federal tax expense and a $659,000 state tax expense.
Hallwood Financial Limited Intention To Make Offer To Acquire Balance Of Outstanding Common Stock.
On April 20, 2009, Hallwood Financial Limited (“Hallwood Financial”), a corporation affiliated with Mr. Anthony J. Gumbiner, a director, Chairman of the Board of Directors and Chief Executive Officer of the Company, which currently owns 65.7% of the outstanding common stock of the Company, announced that it had advised the Board of Directors of the Company that it intends to make an offer to acquire all of the outstanding shares of common stock of the Company not already beneficially owned by Hallwood Financial (approximately 523,591 shares). In its announcement, Hallwood Financial has indicated that it intends to offer $12.00 per share in cash for each share of common stock not already owned by Hallwood Financial.
In response to Hallwood Financial’s announcement, the Company has appointed a Special Committee of two independent directors, Charles A. Crocco, Jr. and M. Garrett Smith, to evaluate Hallwood Financial’s proposal and make recommendations to the Board. The Special Committee has been authorized to retain independent legal counsel and financial advisors to assist in evaluating Hallwood Financial’s proposal.
The offer proposed by Hallwood Financial has not yet commenced.
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The following table sets forth selected financial information for the three months ended March 31, 2009 and 2008.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
Revenue	$39,667	$43,987

Operating income	$4,780	$6,222
Other income (loss)	(61)	(3,190)

Income before income taxes	4,719	3,032
Income tax expense	1,765	1,466

Net income	$2,954	$1,566

PER COMMON SHARE
BASIC:
Net income	$1.94	$1.03

Weighted average shares outstanding	1,525	1,521

DILUTED:
Net income	$1.94	$1.03

Weighted average shares outstanding	1,525	1,523

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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